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                                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Form 8-K of Washington Real Estate Investment Trust ("WRIT") of our report dated November 27, 2001, relating to the audited historical summary of gross income and direct operating expenses of One Central Plaza for the year ended December 31, 2000. We also consent to the incorporation by reference of our report in WRIT's Forms S-3 Number 333-23157 dated March 12, 1997, Number 333-81913 dated June 30, 1999 and Number 333-54704 dated January 31, 2001, in WRIT's Forms S-8 Number 33-63671 dated October 25, 1995, post effectively amended July 12, 1996, Number 333-48081 dated March 17, 1998, Number 333-48882 dated October 30, 2000 and Number 333-68016 dated August 21, 2001, and in WRIT's Form S-4 Number 333-48293 dated March 20, 1998.



Argy, Wiltse & Robinson, P.C.


McLean, Virginia
November 27, 2001